Exhibit 10.2

License and Supply Agreement

This License and Supply Agreement (this “Agreement”) is made as of the 6th of October, 2020 by and between Bluejay Diagnostics, having its principal place of business at 360 Massachusetts Avenue, Suite 203, Acton, MA, 01720, USA (“Bluejay”) and Toray Industries, Inc., having its principal place of business at 1-1, Nihonbashi-muromachi 2-chome, Chuo-ku, Tokyo 103-8666, Japan (“Toray”). Bluejay and Toray are together referred to as the “Parties” and individually as a “Party”.

BACKGROUND

(A)	Toray is engaged in the manufacture of protein detection chip that has a function of automatic stepwise feeding of reagent (“Products”);

(B)	Bluejay is engaged in the distribution of certain medicinal products in the world except for Japan;

(C)	Bluejay is interested in pursuing the marketing, promotion, sales and distribution of Products in the Territory directly or through its Affiliates after such date and desires to obtain from Toray a certain license necessary therefor; and

(D)	Toray desires to grant such license to Bluejay under the terms and conditions set forth hereinafter.

NOW THEREFORE, in consideration of the covenants contained herein, the Parties hereby agree as follows:

Article 1.	Definitions

For the purpose of this Agreement, the following capitalized terms (the singular may include the plural and vice versa) shall have the following meanings:

1.1	“Affiliate” means in respect of either Party, any Person that directly, or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such Party. For the purpose of this Agreement and as used in this definition of “Affiliate”, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean to possess the power to direct management or policies of such Party, whether through: (a), direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in such entity; (b) the right to appoint more than fifty percent (50%) of the directors of such Party; or (c) by contract or otherwise.

1.2	“Commercial Sales” means the commercial transfer or disposition for value of Product in a country in the Territory to a third party by Bluejay, any of its Affiliates, subcontractors or sublicensees in each case, after obtaining all necessary Market Approvals as set forth in Sections 3.1 and 3.2 for such country.

1.3	“Commercial Sales Year” means any twelve (12)-month period commencing from the next day of the end of the previous Commercial Sales Year. Commercial Sales Year 1 shall commence from the date on which the Commercial Sales commence.

1.4	“Confidential Information” of a Party means any proprietary or confidential information of any nature of such Party. Confidential Information may include, but shall not be limited to, the Toray Know-How, processes, compilations of information, records, specifications, cost and pricing information, customer lists, catalogs, booklets, technical advertising and selling data, samples, and the fact of either Party’s intent to manufacture or market any new product, and except for information which is public or general industry knowledge, all information furnished by a Party to the other Party shall be considered to be Confidential Information, whether or not specifically so designated.

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1.5	“Effective Date” means the date first provided above.

1.6	“Intellectual Property Rights” means all patent, industrial design, registered design, unregistered design right, trade secret, trade dress, moral right, copyright, and right in invention, ideas, work methodology, works of authorship, technology, innovation, creation, concepts, drawings, research, analysis, know-how, experiment, method, procedure, process, system, technique and other intellectual property rights or proprietary rights, including, in all cases, an application therefor and right to apply thereafter.

1.7	“Improvements” means any discoveries, inventions, formulations, processes, methods, know-how, techniques, formulae, compositions, compounds, or applications relating to the Product during the term of this Agreement.

1.8	“Joint Marketing Planning Meeting” has the meaning ascribed to it in Section 11.1.

1.9	“Market Approval(s)” means all approvals, clearances, licenses, registrations, or authorizations by an applicable Regulatory Authority necessary to import, commercialize and market the Product in the Territory, including pricing and reimbursement approval in the Territory.

1.10	“Net Sales” means the gross amount collected by Bluejay, its Affiliates, subcontractors and sublicensees for Commercial Sales, less standard deductions taken in accordance with the United States generally accepted accounting principles (GAAP).

1.11	“Patents” means the patents listed and described in the Exhibit A, plus (a) all divisionals, continuations, continuations-in-part thereof or any other patent rights claiming priority directly or indirectly to any of the issues patents or patent applications identified on Exhibit A, and (b) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and all foreign counterparts thereof.

1.12	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other legal entity or organization, including a government or political subdivision, department or agency of a government.

1.13	“PO” means a written purchase order to be placed by Bluejay to Toray for Toray Chips.

1.14	“Product(s)” has the meaning ascribed to it in Background Section (A).

1.15	“Public Official” means has the meaning ascribed to it in Section 16.3.

1.16	“Regulatory Authority(s)” means the Food and Drug Administration (“FDA”) or any successor entity of the United States of America, any entity in charge of CE marking in the European Union and any other governmental authority whose approval is required for the commercialization of the Product in the Territory.

1.17	“Specifications” means the specifications listed and as described in the Exhibit C.

1.18	“Territory” means worldwide except for Japan.

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1.19	“Toray Chips” means the Products for IL-6 and IL-8 supplied by Toray.

1.20	“Toray Know-How” means all: (i) trade secrets and confidential business information relating to the Product, and (ii) any other scientific or technical information and data relating to the Product owned and/or controlled by Toray, which are necessary and/or useful for Bluejay to make, have made, promote, market, promote, sell and distribute the Product in the Territory, including the information listed in the Exhibit B.

1.21	“Trademark” means the mark “RAY-FAST®”, and any other word, name, symbol, color, designation or device or any combination thereof owned by Toray, including, without limitation, any trademark, trade dress, brand mark, house mark, trade name, brand name, logo, or business symbol (whether or not registered or registerable) used in association with the Product, and all trademark applications and registrations related thereto.

1.22	“Valid Claim” shall mean a claim of an issued or granted patent of the Patents which has not lapsed or become abandoned, which claim has not been declared invalid or unenforceable by a final, non-appealable decision or judgment of a court of competent jurisdiction, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its priority date, it will not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

Article 2.	Grant of Licenses

2.1	Exclusive License. Subject to the terms and conditions hereof, Toray hereby grants to Bluejay an exclusive (even as to Toray) and sublicensable (only in accordance with Section 2.3) license, under the Patents and Toray Know-How, to make, have made, use, promote, market, sell, offer to sell, import, distribute the Products and otherwise exploit, and import, label and repackage Toray Chips, in the Territory.

2.2	Non-Exclusive License. Subject to the terms and conditions hereof, Toray hereby grants to Bluejay a non-exclusive and sublicensable (only in accordance with Section 2.3) license, under the Patents and Toray Know-How, to make, have made the Products in Japan.

2.3	Subcontract. Bluejay may sublicense its rights under Sections 2.1 and 2.2 to its Affiliates, contract manufacturing organizations, contract research organizations, distributors, and other third party contractors and service providers for the sole purpose of performing Bluejay’s obligations or exercising Bluejay’s rights with respect to the development, manufacture and commercialization or other exploitation of Products and Toray Chips in the Territory with Toray’s prior written consent. Bluejay shall require such Affiliates, subcontractors and sublicensees to undertake and be bounded by the terms and conditions of this Agreement relating to the subcontracted activities and shall be responsible for any breach of such terms and conditions by such third party. Bluejay shall have the same responsibility of the activities of its Affiliates, subcontractors or sublicensees under any such arrangements as of the activities were directly those of Bluejay. For clarity, and not by way of limitation, any royalties shall be paid to Toray by Bluejay with regard to the activities of its Affiliates, subcontractors, and sublicensees.

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Article 3.	Commercialization

3.1	Obtaining Market Approval. Bluejay shall, upon the execution of this Agreement, use commercially reasonable efforts to seek the Market Approval from the Regulatory Authorities in the Territory at its own cost and responsibility. Bluejay shall inform and report to Toray the progress in obtaining the Market Approval on a monthly basis and shall use commercially reasonable efforts to obtain Market Approvals as early as possible but within three (3) years from the Effective Date for the Product in the United States of America and the European Union. Whenever Bluejay files an application for Market Approval with the Regulatory Authority in any country in the Territory, Bluejay shall provide Toray with a summary of such application submitted to the Regulatory Authority in English (including any amendments thereto). Bluejay may use Toray Know-how for application of the Market Approval, however, any and all rights in and to Toray Know-how shall at all times remain in the sole property of Toray.

3.2	Maintaining Market Approval. Bluejay shall, at its own cost, maintain the Market Approval and shall not cause the Market Approval to be transferred to any third party without Toray’s prior written consent. Bluejay shall have primary responsibility for all communications, submissions and interactions with the Regulatory Authority for the purposes of maintain the Market Approval. Upon expiration or termination of this Agreement, Bluejay shall promptly assign back to Toray or any other party, designated by Toray, the Market Approval and its related rights in the Territory with no cost to Toray or such designated party.

3.3	Promotion Plan, Sales Forecast and Estimate for Requirement. Within one (1) month from the 1st milestone payment as set forth in Section 4.1.1, Bluejay shall prepare its promotion plan and sales forecast of the Products and estimate of its requirements of Toray Chips for the 1st year commencing from the acceptance date by Toray of the 1st milestone payment. Thereafter, Bluejay shall prepare its promotion plan and non-binding sales forecast of the Products and estimate of its requirements of Toray Chips every three (3) months for three (3) years.

3.4	Starting Commercial Sales. Bluejay shall make commercially reasonable efforts to start Commercial Sales within five (5) years from the execution of this Agreement, but as soon as practicably possible after obtaining the Market Approval. In case Bluejay fails to start Commercial Sales within five (5) years from the execution of this Agreement for reasons directly attributable to Bluejay, Toray shall have the right, at Toray’s sole discretion, either to convert the exclusive license set forth in Section 2.1 to a non-exclusive license or to terminate this Agreement.

3.5	Extension Period. In case Bluejay fails to start Commercial Sales within five (5) years from the execution of this Agreement due to reasons not attributable to Bluejay, the period for which the exclusive license is granted pursuant to Section 2.1 shall be extended for an additional six (6) months, repeatedly if necessary, provided that such additional extension period shall not exceed eighteen (18) months in total.

3.6	Sales Efforts. Bluejay shall make commercially reasonable efforts consistent with normal business practices in the medical device industry to expand sales activities of the Products.

3.7	Efforts for Obtaining an Reimbursement Approval. Bluejay shall make commercially reasonable efforts in obtaining a reimbursement approval on each of the national markets in the Territory.

3.8	Sales Reports. Within thirty (30) days after the close of each calendar quarter during the period Bluejay is marketing the Products in the Territory, Bluejay shall provide Toray with high-level summaries of; (i) quarterly sales reports for the Products for such calendar quarter in each country of the Territory; (ii) the stock reports of the Products as of the last day of such calendar quarter; and (iii) general information of market situation for medical products for such calendar quarter included within its own internal reporting.

3.9	Licensor’s Name. Bluejay shall not use or indicate on each label, packaging, packaging inserts and patient leaflets of the Products, to the extent permitted by the laws and regulations of the Territory, the words indicating name of Toray as licensor of the Products. Bluejay shall obtain prior written approval of Toray in respect of the manner and methods of indicating the name of Toray on any material by submitting such drafts to Toray.

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Article 4.	Consideration for Licensed Rights

4.1	Milestone Payments. In consideration for the ongoing rights, licenses and privileges granted hereunder:

4.1.1	Bluejay shall pay One Hundred Twenty Thousand U.S. Dollars (US$120,000) within ninety (90) days from the Effective Date to Toray; and

4.1.2	Bluejay shall pay One Hundred Twenty Thousand U.S. Dollars (US$120,000) within thirty (30) days from the date on which three (3) months prior to the 1st anniversary date from the 1st milestone payment as set forth above.

4.2	Running Royalty. For the period that any Patents exist or for five (5) years after the first Commercial Sales of the Products, whichever comes later, Bluejay shall pay to Toray a royalty of fifteen percent (15%) of the Net Sales of the Products in the country where a Valid Claim of a Patent covers such Product in such country where the Product was sold. On a product-by-product and country-by-country basis, such royalty shall be reduced by fifty percent (50%) if at any time such Product is no longer covered by a Valid Claim of a Patent in such country where the Product is sold.

4.3	Payment of Royalties. Royalties for each quarter of any calendar year shall be paid within thirty (30) days after the end of such calendar quarter. Bluejay shall provide Toray with a report showing the calculation of any royalties paid.

4.4	Minimum Royalties. Following the first Commercial Sales of the Products in a country, Bluejay shall pay Toray a one-time minimum royalty of Sixty Thousand U.S. Dollars (US$60,000), which shall be creditable against any royalties owed by Bluejay to Toray in such calendar year except for the milestone payments set forth in Section 4.1. For the calendar years following the first Commercial Sales of the Products in a country, Bluejay shall pay Toray a minimum royalty of One Hundred Thousand U.S. Dollars (US$100,000) per each year, which shall be payable once per each year and creditable against any royalties owed by Bluejay to Toray in such calendar year except for the milestone payments set forth in Section 4.1.

4.5	Withholding Taxes. If at any time during the term hereof, any governmental authority shall require that taxes shall be withheld by Bluejay and remitted directly to the governmental authority on behalf of Toray, Bluejay shall promptly transmit to Toray tax receipts issued by the appropriate tax authorities in respect of such taxes so withheld and remitted so as to enable Toray to support a claim for credit against income taxes payable by Toray.

4.6	Audits. Bluejay shall keep true, complete, accurate and separate records, files and books of account containing all the data necessary for the full computation and verification of royalties. For a period of one (1) year following any payment of royalties made by Bluejay to Toray pursuant to Sections 4.2 and 4.3, and upon Toray’s reasonable advance written notice to Bluejay, Bluejay shall permit Toray and/or any independent certified accountant engaged by Toray to inspect the records, files and books of Bluejay, its Affiliates, subcontractors or sublicensees, solely and exclusively related to the sales of Products. Such inspection shall be completed during regular business hours, in a manner that minimizes disruption to their businesses. Any such audit shall be at the sole expense of Toray, except if any audit discloses that Bluejay owes royalties to Toray in excess of three percent (3%) of the royalties actually paid for the time period covered by such audit, in which case Bluejay will reimburse Toray for the costs of the audit.

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Article 5.	Technical Supports

5.1	Toray Know-How. Within six (6) months from the Effective Date, Toray shall provide Bluejay with electronic or paper copy(ies) in English language of all documents, data or other information in Toray’s possession or control as of the Effective Date that constitutes Toray Know-How.

5.2	Technical Assistance. Upon the request of Bluejay during the effective term of this Agreement and if it is reasonably acceptable for Toray, Toray will dispatch its technical personnel to Bluejay or the place designated by Bluejay for the technical assistance relating to Toray Chips and Toray Know-How. Bluejay shall pay to Toray One Thousand U.S. Dollars (US$1,000) per man per day on a business day basis in addition to actual flight and accommodation fees for such dispatch. Such technical assistance shall include technical assistance for obtaining Market Approval of International Organization for Standardization (ISO), Quality Management System (QMS), CE marking and the FDA for Bluejay or companies designated by Bluejay.

5.3	Rent of Devices for Analysis. Toray shall rent fifteen (15) devices for analysis (RD-100), which are used with Toray Chips and currently owned by Toray’s subsidiary company, Toray Medical Co., Ltd., to Bluejay from September 2020 at earliest. Bluejay shall bear any costs and expenses for the shipment and setup of such devices. Toray shall support Bluejay through the technical assistance rendered pursuant to Section 5.2 for the setup and maintenance of such devices to the extent reasonable. Bluejay shall bear any costs and expenses for repair or maintenance of such devices. Such devices shall be returned to Toray upon the termination or expiration of this Agreement, and any costs and expenses for such return shall be borne by Bluejay.

Article 6.	Use of Trademark

6.1	Bluejay shall not use the Trademark and shall label and repackage Toray Chips with its own trademark and market, promote, sell or distribute only the Product under such trademark in the Territory.

Article 7.	Purchase and Supply

7.1	Purchase and Supply Obligations. For three (3) years from the acceptance date by Toray of the 1st milestone payment as set forth in Section 4.1.1 for Toray Chips placed by Bluejay, Bluejay shall purchase Toray Chips from Toray and Toray shall supply Toray Chips to Bluejay. The Parties may extend such three (3) years purchase and supply period with mutual written consent for a further period of up to one (1) year.

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7.2	Failure to Supply. In the event Toray fails to deliver the quantities of Toray Chips specified in any binding PO (except the 1st PO) by more than ninety (90) days of the delivery date set forth therein due to the reasons directly attributable to Toray, then Toray will discuss the possibility to reduce the price specified in Section 7.5.

7.3	Safety Stock. Toray will procure and maintain for the manufacturing of the Toray Chips a safety stock of raw materials and other components required to be used by Toray for the manufacture of the Toray Chips and as necessary to satisfy the minimum order quantities specified in Section 7.4. In addition, Toray will use commercially reasonable efforts to procure strategic supply for any raw materials that have a lead-time in excess of the binding period for a raw material that may be reasonably expected to be in short supply based on industry trends within the three (3) month forecasted quantity. Toray will be responsible for the costs and expenses associated with such safety stock.

7.4	Minimum and Maximum Purchase of Toray Chips. Bluejay shall purchase Toray Chips from Toray or its Affiliate in the quantity of minimum five thousand (5,000) Toray Chips but maximum ten thousand (10,000) for IL-6 for the 1st year starting from the acceptance date by Toray of the 1st milestone payment as set forth in Section 4.1.1. Bluejay shall use reasonable efforts to place POs of at minimum ten thousand (10,000) but maximum twenty thousand (20,000) Toray Chips per year during the 2nd and 3rd years. If Toray sells Toray Chips to Bluejay through one or more of its Affiliates, the term “Toray” in Articles 6, 7 and 8 shall read as “Toray and/or its Affiliates, as the case may be”. Notwithstanding the foregoing, Bluejay will not abide by its purchase obligations defined in Sections 7.1 and 7.2, if Bluejay commences manufacturing of the Product by itself, provided, however, that Bluejay shall not cancel any PO which has already been placed by Bluejay.

7.5	Price. The price for Toray Chips to be purchased by Bluejay from Toray shall be Fifty U.S. Dollars (US$50) per piece on a FOB basis (INCOTERMS 2010) and shall not include any import duties or sales, use or excise taxes of any jurisdiction, all of which, if and to the extent applicable, are the responsibility of Bluejay. Detailed terms relating to the purchase and supply of Toray Chips shall be further discussed and determined by the Parties.

Article 8.	Order and Payment

8.1	Unit. The unit of Toray Chips to be ordered for the 1st PO shall be limited to three hundred (300) Toray Chips for IL-6. For the 2nd PO and thereafter, the unit of Toray Chips to be ordered shall be no less than three hundred (300) Toray Chips. Each PO to be placed by Bluejay at Toray shall be one or multiple of such unit.

8.2	Order. Bluejay shall submit written POs for Toray Chips to Toray at least six (6) months prior to the delivery, provided, however, that the 1st PO shall be submitted at least six (6) weeks prior to the shipment. A PO shall become binding when Toray, accepts such PO by issuing to Bluejay a written confirmation, provided, however, that unless TORAY rejects such PO by written notice within fourteen (14) days after its receipt, a PO shall be deemed to have been accepted by Toray. Toray shall not unreasonably reject or withhold the acceptance of PO. No change to any PO or cancellation thereof may be made, except that the increase in the ordered quantity of Toray Chips, may be approved by Toray in writing. If any terms of a PO conflicts with this Agreement, the provision of this Agreement shall prevail.

8.3	Payment. Bluejay shall pay the price of Toray Chips in U.S. Dollar into the bank account designated by Toray by wire transfer within thirty (30) days of the acceptance date by Toray of PO. Bluejay and Toray shall be responsible for their own bank charges incurred for such transfer.

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Article 9.	Shipment and Inspection

9.1	Shipment. Subject to the receipt of the payment in Section 8.3, Toray shall deliver Toray Chips, by sea, on a FOB basis (INCOTERMS 2010) along with shipping documents. All Toray Chips to be delivered shall have a minimum of six (6) months of shelf-life remaining at the time of shipment.

9.2	Inspection. Bluejay shall inspect the Toray Chips within fourteen (14) days after its receipt of Toray Chips in accordance with the Exhibit D attached hereto. If Bluejay discovers any deficiency in quantity or inconformity with the Specifications of Toray Chips, Bluejay shall give written notice thereof to Toray within the aforesaid period or Bluejay shall be deemed to have accepted such Toray Chips and to have waived all claims for any deficiency in quantity and/or inconformity with the Specifications.

9.3	Remedy. For all undisputed claims under Section 9.2, Toray shall, at its sole discretion, replenish the shortage (in case of deficiency in quantity) or replace the defective Toray Chips at its expense or refund the purchase cost of such Toray Chips.

Article 10.	Labeling, Package, Re-package and Storage etc.

10.1	Labeling, Packaging and Re-Packaging. Bluejay shall, at its own cost and responsibility, design and manufacture the labels and packages for, and label and re-package Toray Chips for Commercial Sales in the Territory in conformance with the relevant legal requirements.

10.2	Storage. Bluejay shall take care of, store and keep Toray Chips delivered to it in good condition and free from all damage and contamination which might detract from the appearance or performance of Toray Chips.

Article 11.	Marketing Plan and Sales Forecast

11.1	Joint Marketing Planning Meeting. The Parties shall arrange and hold meetings at least once every six (6) months, or at such other intervals as may be otherwise agreed to by the Parties in order to exchange information relating to the marketing of the Products in the Territory, to determine the marketing plans and sales forecasts of the Products, to discuss strategies relating the marketing of the Products, and to take such other actions as required under this Agreement (such meetings shall be referred to as “Joint Marketing Planning Meeting”).

11.2	Sales Reports. Bluejay shall use reasonable efforts to realize the marketing plans and sales forecasts approved by the Joint Marketing Planning Meeting. Bluejay shall report monthly sales quantities and sales amounts of the Products in the Territory to Toray within fourteen (14) days from the end of the previous month and shall from time to time notify Toray of significant events in the Territory pertaining to the market situation, the competition, government controls, the general economy or any other major issues with regard to the market in the Territory.

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Article 12.	Representations and Warranties

12.1	General Warranties. Each Party represents and warrants to the other that (i) it has the full right to enter into this Agreement and carry out its obligations hereunder, (ii) this Agreement constitutes its legal, valid and binding obligation, (iii) there are no agreements, commitments or obstacles, technical or legal, including patent rights of any third party, which could prevent it from carrying out all of its obligations hereunder, and (iv) the execution, delivery and performance of this Agreement will not constitute a violation or breach of any agreement or contract to which it is a Party or by which it is bound or the terms of any judicial or administrative decree or order to which it is subject.

12.2	Toray’s Warranty. Toray warrants that each Toray Chip shall conform to the Specifications at the time of the completion of the inspection in accordance with Section 9.2 hereof. This warranty by Toray shall continue for a period of six (6) months from the date of delivery to Bluejay. Notwithstanding the foregoing, Toray shall not be liable for the quality of Toray Chips (i) when Toray Chips has been stored by Bluejay in improper conditions, or (ii) when the Product has been damaged during the labeling or re-packaging process.

Article 13.	Disclaimer

13.1	No Other Warranty. EXCEPT AS SPECIFICALLY PROVIDED SECTION 12.2 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY PATENT.

13.2	Amount Limit. EACH PARTY’S LIABILITY ON ANY CLAIM, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY LOSS OR DAMAGE ARISING OUT OF OR CONNECTED WITH, OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPLACEMENT, USE OR PERFORMANCE OF ANY TORAY CHIPS SHALL IN NO CASE EXCEED THE PRICE FOR SUCH TORAY CHIPS WHICH GIVES RISE TO THE CLAIM. FOR CLARITY, NOTWITHSTANDING ANYTHING CONTRARY HEREIN, BLUEJAY SHALL PAY THE FULL AMOUNT OF MILSTONES AND ROYALTIES TO TORAY IN ACCORDANCE WITH ARTICLE 4 OF THIS AGREEMENT.

13.3	Indirect Damage. NOTWITHSTANDING ANYTHING CONTRARY HEREIN, EXCEPT AS ARISING FROM A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 20 OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR (I) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES; (II) LOSS OF ANTICIPATED PROFIT OR REVENUE, LOSS OF USE, COST OF CAPITAL; OR (III) PROPERTY DAMAGE INDEPENDENT OF THE PRODUCTS AND LOSS ARISING OUT OF SUCH DAMAGES.

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Article 14.	Indemnification

14.1	Indemnification by Toray. Toray shall indemnify, defend and hold harmless Bluejay and its Affiliates from and against any liabilities or damages or expenses in connection therewith (including reasonable attorney’s fees and costs and other expenses of litigation) resulting from third party claims arising or resulting from (i) the material breach of this Agreement by Toray, or (ii) the intentional act or omission or the gross negligence of Toray, unless such liabilities, damages or expenses arise or result from the intentional act or omission or the gross negligence of Bluejay.

14.2	Indemnification by Bluejay. Bluejay shall indemnify, defend and hold harmless Toray and its Affiliates from and against any and all liabilities or damages or expenses in connection therewith (including reasonable attorney’s fees and costs and other expenses of litigation) resulting from third party claims arising or resulting from (i) the material breach of this Agreement by Bluejay, or (ii) the intentional act or omission or the gross negligence of Bluejay, unless such liabilities, damages, or expenses arise or result from the intentional act or omission or the gross negligence of Toray.

14.3	Insurance. Each of the Parties shall maintain comprehensive general liability insurance, product liability insurance as well as other types of insurance in type and amount considered to be reasonable and prudent given the types of risks involved in the manufacturing, repackaging and distribution of the Product, as the case may be. Each Party shall maintain such coverage with third party commercial insurance carrier(s), for the term of this Agreement, and for the length of period required to cover the maximum limitation period for product liability claims in the Territory.

Article 15.	Intellectual Property Rights etc.

15.1	No Change. Bluejay shall not alter Toray Chips furnished hereunder, or do anything other than labeling and repackaging such Toray Chips.

15.2	Third Party Claim. Both Parties shall cooperate in defending against any third party for any claim or dispute which may arise from or in connection with an infringement within the Territory of any trademark or any Intellectual Property Rights of a third party relating to the marketing, sales and distribution of the Product hereunder. Bluejay shall be solely liable if such claim or dispute arises from or in connection with the labeling or repackaging of Toray Chips.

15.3	Notification. During the term of this Agreement, if Bluejay, at any time, becomes aware of any infringement or threatened infringement by a third party of any Intellectual Property Rights of Toray Chips or the Product in the Territory, Bluejay shall promptly give notice to Toray and the Parties shall consult with each other as to the action to be taken. Bluejay further agrees to give Toray support in resisting such infringement or threatened infringement.

15.4	Improvements and Inventions. The Parties will discuss the feasibility of joint development of new Product from time to time. If Bluejay (including by its Affiliates, subcontractors, sublicensees, or their respective employees or agents) makes any Improvements based on Toray Know-How and/or Toray’s Confidential Information, Bluejay shall notify Toray thereof immediately and Toray shall have the ownership of such Improvements. Ownership of all other inventions, discoveries, and developments, whether or not patentable (including any Improvements) discovered, generated, conceived or reduced to practice by or on behalf of Bluejay (including by its Affiliates, sublicensees, subcontractors or their respective employees or agents), in the course of the performance of this Agreement, including all rights, title and interest in and to the Intellectual Property Rights therein and thereto (“Inventions”), shall be jointly owned by Bluejay and Toray. The shares of joint ownership shall be determined in accordance with each Party’s level of contribution in obtaining such Inventions.

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Article 16.	Compliance and Ethical Conduct

16.1	It is the policy of both Parties to conduct businesses at all times in accordance with its highest standards of corporate and business ethics. Both Parties agree to comply with any and all laws, regulations and governmental orders of the jurisdictions relating to the execution and performance of this Agreement and with all other performance standards under or pursuant to this Agreement.

16.2	Bluejay shall be responsible for and fulfill any and all the legal obligations of an importer, a distributor and/or a holder of marketing authorization of medical products in the Territory including, but not limited to, establishing the documented procedures for the traceability of Toray Chips imported and the Product sold by Bluejay, which are required by any national or rural government of the Territory or any other competent authorities. Bluejay shall assist Toray in fulfilling the legal obligations of a supplier or a manufacturer of Toray Chips in the Territory which are required by any national or rural government of the Territory or any other competent authorities.

16.3	Either Party shall not offer, promise, or give money or any other thing of value to a Public Official in connection with this Agreement. “Public Official” in this Agreement means an officer, employee or any person acting for or on behalf of (i) any government or any department, agency or instrumentality thereof (including state-owned or state-controlled entities); or (ii) any public or international organization. If, during the term of this Agreement, either Party pays compensation or anything of value to a third party in relation to this Agreement, such Party shall, upon request from the other Party, promptly inform the other Party of (i) any information regarding such third party, (ii) any information regarding such payment, including the detail, purpose, and any other information which the other Party deems necessary.

Article 17.	Term and Termination

17.1	This Agreement shall become effective on Effective Date and continue in full force and effect until the expiration or the abandonment of the last of the Patents (whichever comes later), unless sooner terminated by mutual written consent of the Parties or terminated in accordance with Sections 17.2, 17.3 or 17.4. Notwithstanding the foregoing, Articles 12, 13, 14, 15.2, 15.4, 16, 18, 20, 24 and 25 and this Section 17.1 shall survive expiration or termination of this Agreement.

17.2	Either Party may terminate this Agreement by providing the other Party with a one (1) year prior written notice.

17.3	Either Party may terminate this Agreement forthwith by giving a written notice to the other Party if:

(a)	the other Party fails to remedy any material breach of this Agreement within thirty (30) days after receiving a written notice requesting it to do so; or

(b)	the other Party enters into any arrangement of composition with its creditors or goes into liquidation, insolvency, bankrupt, receivership or reorganization proceedings, except that, in case of non-voluntarily proceedings, when such non-voluntarily proceedings are not dismissed within ninety (90) days, or if the other Party becomes dissolved, or terminates its corporate existence by merger, consolidation or otherwise.

17.4	Toray may terminate this Agreement forthwith by giving a written notice to Bluejay if Bluejay makes any breach of its obligations under Section 16.3.

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Article 18.	Step after Termination

18.1	Expiration or termination of this Agreement shall not release any Party from any liability which at the time of such expiration or termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such expiration or termination, nor shall any such expiration or termination affect in any way the survival of any right, duty or obligation of any Party which is stated in this Agreement to survive such expiration or termination.

18.2	Any termination of this Agreement under this Article shall not prejudice any right and remedy available to the terminating Party under this Agreement, law, trade custom or otherwise.

18.3	Upon expiration or termination of this Agreement, Bluejay shall:

(a)	cease to label and repackage Toray Chips;

(b)	upon Toray’s request, promptly return to Toray all documents and materials containing Toray Know-How and its Confidential Information, including any duplicated copy thereof; and

(c)	report its stock of the Products on hand at the time of such expiration or termination of this Agreement which are marketable to Toray; Toray and Bluejay shall discuss and determine as to the period of time when Bluejay may continue to sell the Products, and the return of Toray Chips to Toray if Toray so desires.

Article 19.	Force Majeure

A Party shall not be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement and/or any PO, except for monetary payment, when such failure or delay is caused by or results from, directly or indirectly, act of God, fire, flood, tidal wave, landslide, pandemic, epidemic, quarantine, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), act of terrorism, insurrection, riots, civil commotion, or any other cause beyond the reasonable control of the affected Party, provided that the affected Party shall promptly notify the other Party of the nature and effect of such event.

Article 20.	Confidentiality and Limitation on Use

20.1	Except as other permitted in this Article, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall retain in confidence and use only for the purposes of this Agreement any Confidential Information supplied by or on behalf of the other Party to such Party under this Agreement. The obligations and duties under this Section 20.1 shall not apply to the information which:

(a)	was in the public domain at the time of disclosure,

(b)	was known by such Party prior to the date of disclosure by the other Party as evidenced by tangible records of such knowledge,

(c)	becomes part of the public domain through no fault of such Party,

(d)	is disclosed to such Party by a third party having a bona fide right to disclose such information, or

(e)	is independently developed by such Party without using the Confidential Information of the other Party.

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20.2	Notwithstanding the obligations of Section 20.1, (a) in the event a Party is required to make a disclosure of the other Party’s Confidential Information in order to comply with any applicable law, the Party will, as soon as is practicable and legally permitted, notify the other Party of the disclosure or possible disclosure and will use all commercially reasonable efforts to provide the Confidential Information under conditions of confidentiality, or obtain a protective order protecting such information and (b) Bluejay’s obligations of confidentiality and non-use with respect to Toray Know-How shall survive for the period that Toray Know-How retains its status as a trade secret under applicable law, even after five (5) years from the termination of this Agreement.

20.3	No announcement, news release, public statement, publication or other public presentation relating to the existence of this Agreement, the subject matter herein, or either Party’s performance hereunder including any written or oral publication, any manuscript, abstract or the like which includes data or any other information generated and provided by the development effort hereunder, shall be made without the other Party’s prior approval as to form and content.

Article 21.	Notice

Any notice required or permitted under the terms of this Agreement, or any statue or law requiring the giving notice, may be delivered in person, or by registered air mail or registered courier service, if properly posted or sent to the relevant party at the address below or to such changed address as may be given by either Party to the other by such written notice. Any such notice shall be deemed to have been given upon receipt or upon the third (3rd) day after having been dispatched in the manner hereinbefore provided, whichever is earlier.

(a)	To Bluejay at:

360 Massachusetts Avenue, Suite 203, Acton, MA 01720

Attention:	Neil Dey

Telephone:	[***]

E-Mail:	Neil.dey@bluejaydx.com

(b)	To Toray at: Pharmaceuticals & Medical Products Business Planning Dept.

2-1-1, Nihonbashi-Muromachi, Chuo-ku, Tokyo 103-8666 JAPAN

Attention:	Michihiro Ohno, Deputy General Manager

Telephone:	[***]

E-Mail:	[***]

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Article 22.	Relationship

The Parties shall be independent contractor to each other. Nothing herein shall be deemed to create the relationship of employer or employee, partnership, association or joint venture of any nature. Neither Party shall have the right, power or authority to assume or create any obligation, express or implied, for which the other Party may become liable.

Article 23.	No Assignment

Neither Party may assign its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other Party.

Article 24.	Governing Law

This Agreement and all POs shall be governed by and construed according to the laws of New York without regard to the conflicts of law principles thereof. The United Nations Convention on the International Sale of Goods shall not be applicable to this Agreement and any PO.

Article 25.	Dispute Resolution

All disputes arising out of or in connection with this Agreement or any PO shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The venue of arbitration shall be in Tokyo, Japan if initiated by Bluejay and in New York, NY, the USA if initiated by Toray. The language of the arbitration shall be English. The award rendered by the arbitrator(s) shall be final and binding upon the parties. Notwithstanding aforementioned, either Party may apply to a court of competent jurisdiction for an order for lawful preservative or conservatory measures, including interim injunctive relief (whether prohibitory or mandatory) in cases of due urgency only.

Article 26.	Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties relative to the matters described herein, except the confidentiality agreement executed between the Parties dated 22nd of April, 2020. Any amendment hereto must be in writing and signed by the duly authorized representative of both Parties.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

Bluejay Diagnostics, Inc.	Toray Industries, Inc,

/s/ Neil Dey	/s/ Jun Hayakawa
Name: Neil Dey	Name: Jun Hayakawa
Title:	Title:
Chief Executive Officer	General Manager Pharmaceuticals & Medical Products Business Planning Dept.

Date: Oct. 05, 2020	Date: Sept. 30, 2020

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